Exhibit 10.72
PROMISSORY NOTE

$740,000.00	December 16, 2005
     FOR VALUE RECEIVED, the undersigned, DPL CORPORATION SOUTHEAST, a Tennessee corporation (the “Borrower”), promises to pay to the order of STARTEK USA, INC., a Colorado corporation (the “Lender”), the principal amount of SEVEN HUNDRED FORTY THOUSAND DOLLARS ($740,000.00) (the “Loan”), on the terms set forth below. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 6.
     Section 1. Repayments and Prepayments. The Borrower shall repay in full the outstanding principal amount of the Loan together with accrued interest thereon on or before December 16, 2010 (the “Maturity Date”). Prior to the Maturity Date, principal and accrued interest on the Loan shall be paid as follows:
          (a) Voluntary Prepayments. The Borrower may, without premium or penalty, make a voluntary prepayment on any Business Day of all or any part of the outstanding principal amount of the Loan, together with all accrued but unpaid interest thereon. Each prepayment of the Loan made pursuant to this clause (a) shall be applied first to the principal payment required to be made on December 16, 2009, then to the principal payment required to be made on December 16, 2008, then to all accrued but unpaid interest, and then to the remaining principal amount of the Loan.
          (b) Scheduled Principal Payments. The Borrower shall, on dates set forth below, make a scheduled repayment of the principal amount the Loan in the amount set forth opposite each such date, together with all accrued but unpaid interest:
December 16, 2008 $185,000.00
December 16, 2009 $259,000.00
          (c) Quarterly Interest Payments. The Borrower shall, on the last Business Day of each quarterly calendar period ending on December 31, March 31, June 30 and September 30, pay all accrued but unpaid interest.
          (d) Payments Upon Acceleration. The Borrower shall, immediately upon any acceleration of the Maturity Date pursuant to Section 4(c) or (d), repay all of the outstanding principal amount of the Loan, together with all accrued but unpaid interest thereon, unless pursuant to Section 4(d) only a portion of the Loan is so accelerated.
          (e) Payment of Past-Due Amounts. All principal amounts and accrued but unpaid interest on the Loan shall be payable upon demand after the date upon which any such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise).

     Section 2. Interest.
          (a) Base Rate. Prior to an Event of Default, the outstanding principal amount of the Loan shall bear interest at seven percent (7%) per annum.
          (b) Post-Maturity and Default Rate. After the date any principal amount of the Loan is due and payable (whether on the Maturity Date, upon acceleration or otherwise) but is unpaid, after any other monetary obligation of the Borrower to the Lender shall have become due and payable but is unpaid, or from and after and during the occurrence of an Event of Default, the Borrower shall pay, but only to the extent permitted by law, interest (before and after judgment) on such amounts at twelve percent (12%) per annum.
     Section 3. Other Payment Provisions.
          (a) Taxes. All payments by the Borrower of principal of and interest on the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
               (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;
               (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
               (iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
     If any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

          (b) Payments, Computations, etc. All payments by the Borrower pursuant to this Promissory Note shall be made by the Borrower to the Lender, in lawful money of the United States (in freely transferable dollars), without setoff, deduction or counterclaim, not later than 11:00 a.m., Denver time, on the date due, in same day or immediately available funds, to such account as the Lender shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lender on the next succeeding Business Day. All interest shall be computed based on a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.
     Section 4. Events of Default.
          (a) Each of the following events or occurrences shall constitute an “Event of Default”.
               (i) Non-Payment of Obligations; Other Defaults. The Borrower shall (A) default in the payment or prepayment when due of any principal of or interest on the Loan or (B) default (and such default shall continue unremedied for a period of five days) under any of its other obligations under this Promissory Note.
               (ii) Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of the Borrower, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.
               (iii) Judgments. Any judgment or order for the payment of money in excess of $75,000 shall be rendered against the Borrower and either (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or (B) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

               (iv) Change in Control. Any Change in Control shall occur.
               (v) Bankruptcy, Insolvency, etc. The Borrower shall:
                    (A) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;
                    (B) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;
                    (C) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under this Promissory Note;
                    (D) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower hereby expressly authorizes the Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under this Promissory Note; or
                    (E) take any action authorizing, or in furtherance of, any of the foregoing.
               (vi) Material Adverse Change. A material adverse change in the condition (financial or otherwise), assets, properties, business, operations, or prospects of the Borrower or any circumstance of a national or international financial, political, or economic nature shall occur which gives reasonable grounds to conclude, in reasonable the judgment of the Lender, that the Borrower may not, or will be unable to, perform or observe in the normal course its respective obligations under this Promissory Note.
               (vii) Default under the Purchase Agreements. The Borrower shall breach or default under any obligation of the Borrower contained in the Personal Property Purchase Agreement or the Real Estate Purchase Agreement, each dated December 16, 2005, between the Borrower and the Lender.

          (b) Action if Bankruptcy. If any Event of Default described in clause (v) above shall occur, the outstanding principal amount of the Loan and all other obligations of the Borrower hereunder shall automatically be and become immediately due and payable, without notice or demand.
          (c) Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clause (v) above) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loan to be due and payable, whereupon the full unpaid amount of the Loan and other obligations of the Borrower hereunder that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
     Section 5. Covenants. The Borrower agrees with the Lender that, until all obligations under this Promissory Note have been paid and performed in full, the Borrower shall perform the obligations set forth in this Section 5.
          (a) The Borrower shall furnish, or shall cause to be furnished, to the Lender copies of all documents, reports, notices and information, including financial statements, the Borrower delivers to Legends Bank pursuant to that certain Business Loan Agreement between the Borrower and Legends Banks dated December 16, 2005.
          (b) The Borrower shall not cause or permit the refinancing, replacement, rearrangement, modification, amendment or substitution of the Senior Liabilities or liens securing the Senior Liabilities or take any action the effect of which is to terminate, limit, or impair the Lender’s right to purchase the Senior Liabilities upon the occurrence of certain defaults as provided in the Intercreditor and Subordination Agreement among the Borrower, Legends Bank and the Lender dated December 16, 2005 (the “Intercreditor Agreement”).
     Section 6. Definitions. The following terms when used in this Promissory Note shall have the following meanings:
     “Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in Denver, Colorado.
     “Change in Control” means: (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20 percent or more of the outstanding shares of voting stock of the Borrower; or (b) the failure of one or more of Eric Martin, Gerald Mydlowski, Kevin M. Conlon and Peter W. Campbell to own, in the aggregate, free and clear of all liens or other encumbrances, more than 50 percent of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

     “Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with generally accepted accounting principals in the United States, consistently applied (“GAAP”), recorded as capitalized lease liabilities; (d) net liabilities of such Person under all hedging obligations; (e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) the maximum fixed redemption or repurchase price of all capital stock of such Person which is subject to redemption otherwise than at the sole option of such Person; (g) the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer; and (h) all contingent liabilities of such Person in respect of any of the foregoing.
     “Person” means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Senior Liabilities” has the meaning assigned to such term in the Intercreditor Agreement.
[Signature Page Follows]

THIS NOTE HAS BEEN DELIVERED IN DENVER, COLORADO AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO.

DPL CORPORATION SOUTHEAST
By:	/s/ Gerard T. Mydlowski
	Name:	Gerard T. Mydlowski
	Title:	President

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